Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CHILL HOLDINGS, INC.

Chill Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Chill Holdings, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 12, 2007 (the “Certificate of Incorporation”).

3. Effective on the date hereof, Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of capital stock, which the Corporation shall have the authority to issue, is 300,000,000, all of which shares shall be Common Stock having a par value per share of $0.01.”

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. The foregoing amendments set forth in this Certificate of Amendment of the Certificate of Incorporation were duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment of the Certificate of Incorporation this 12th day of February, 2008.

By:	/s/ Philip U. Hammarskjold
Name:	Philip U. Hammarskjold
Title:	President

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